Exhibit 3.20

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

ATLAS ENERGY INDIANA, LLC

An Indiana Limited Liability Company

OPERATING AGREEMENT

THIS OPERATING AGREEMENT is made and entered into effective as of August 6, 2008 by and between Atlas Energy Indiana, LLC, an Indiana limited liability company, and Atlas Energy Operating Company, LLC, a Delaware limited liability company, (referred to in this agreement as the “Member”).

SECTION 1. THE LIMITED LIABILITY COMPANY

1.1 Formation. Effective August 6, 2008, the Member forms a limited liability company under the name Atlas Energy Indiana, LLC (the “Company”) on the terms and conditions in this Operating Agreement (the “Agreement”) and pursuant to the Indiana Business Flexibility Act (the “Act”). The Member agrees to file with the appropriate agency within the State of Indiana charged with processing and maintaining such records all documentation required for the formation of the Company. The rights and obligations of the parties are as provided in the Act except as otherwise expressly provided in this Agreement.

1.2 Name. The business of the Company will be conducted under the name Atlas Energy Indiana, LLC.

1.3 Purpose. The purpose of the Company is to engage in any lawful act or activity for which a Limited Liability Company may be formed within the State of Indiana.

1.4 Office. The Company will maintain its principal business office at the following address: 1550 Coraopolis Heights Road, Moon Township, PA 15108.

1.5 Registered Agent. Corporation Service Company is the Company’s initial registered agent in the State of Indiana, and the registered office is Corporation Service Company, 251 East Ohio Street, Suite 500, Indianapolis, Indiana 46204.

1.6 Term. The term of the Company commences on August 6, 2008 and shall continue perpetually unless sooner terminated as provided in this Agreement.

1.7 Name and Address of Member. The Member’s name and address are attached as Schedule 1 to this Agreement.

1.8 Admission of Additional Members. Except as otherwise expressly provided in this Agreement, no additional members may be admitted to the Company through issuance by the Company of a new interest in the Company without the prior written consent of the Member.

SECTION 2. CAPITAL CONTRIBUTIONS

2.1 Initial Contributions. The Member initially shall contribute to the Company capital as described in Schedule 1 attached to this Agreement.

2.2 Additional Contributions. No Member shall be obligated to make any additional contribution to the Company’s capital without the prior written consent of the Members.

2.3 No Interest on Capital Contributions. The Member is not entitled to interest or other compensation for or on account of their capital contributions to the Company except to the extent, if any, expressly provided in this Agreement.

SECTION 3. ALLOCATION OF PROFITS AND LOSSES; DISTRIBUTIONS

3.1 Profits/Losses. For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis and shall be allocated to the Members in proportion to each Member’s relative capital interest in the Company in accordance with U.S. Department of the Treasury Regulation 1.704-1.

3.2 Distributions. Distributions shall be made to the Member (in cash or in kind) at the times and in the aggregate amounts determined by the Member and as permitted by applicable law.

SECTION 4. INDEMNIFICATION

The Company shall indemnify any person who was or is a party defendant or is threatened to be made a party defendant, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a Member of the Company, officer, Manager, employee or agent of the Company, or is or was serving at the request of the Company, against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the Member determines that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action proceeding, has no reasonable cause to believe his/her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of “no lo Contendere” or its equivalent, shall not in itself create a presumption that the person did or did not act in good faith and in a manner which he reasonably believed to be in the best interest of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his/her conduct was lawful.

SECTION 5. POWERS AND DUTIES OF MEMBERS

5.1 Management of Company.

5.1.1 The Member, within the authority granted by the Act and the terms of this Agreement shall have the complete power and authority to manage and operate the Company and make all decisions affecting its business and affairs.

5.1.2 The Member may, by written instrument executed by the Member, appoint a board of directors, officers and/or agents of the Company to which the Member may delegate such duties, responsibilities and authority as shall be provided in such instrument. Any director or officer may be removed at any time by written instrument executed by the Member. Only the Member and/or directors, officers and agents of the Company authorized by the Member to bind the Company by written instrument executed by the Member shall have the authority to bind the Company.

5.1.3 Except as otherwise provided in this Agreement, all decisions and documents relating to the management and operation of the Company shall be made and executed by the Member.

5.1.4 Third parties dealing with the Company shall be entitled to rely conclusively upon the power and authority of the Member and any officer duly appointed by the Member within the scope of the authority delegated to that officer to manage and operate the business and affairs of the Company.

5.1.5 Withdrawal of Sole Member. The Member shall not be entitled voluntarily to withdraw, resign or dissociate from the Company or assign his membership interest (other than in accordance with Section 8.1 of this Agreement) prior to the dissolution and winding-up of the Company, and any attempt by the Member to do so shall be ineffective.

SECTION 6. REIMBURSEMENT AND PAYMENT OF EXPENSES

6.1 Organization Expenses. All expenses incurred in connection with organization of the Company will be paid by the Company.

6.2 Legal and Accounting Services. The Company may obtain legal and accounting services to the extent reasonably necessary for the conduct of the Company’s business.

SECTION 7. BOOKS OF ACCOUNT, ACCOUNTING REPORTS, TAX RETURNS, FISCAL YEAR, BANKING

7.1 Method of Accounting. The Company will use the method of accounting previously determined by the Member for financial reporting and tax purposes.

7.2 Fiscal Year; Taxable Year. The fiscal year and the taxable year of the Company is the calendar year.

7.3 Banking. All funds of the Company will be deposited in a separate bank account or in an account or accounts of a savings and loan association in the name of the Company as determined by the Member. Company funds will be invested or deposited with an institution, the accounts or deposits of which are insured or guaranteed by an agency of the United States government.

SECTION 8. TRANSFER OF MEMBERSHIP INTEREST AND ADMISSION OF ADDITIONAL MEMBERS

8.1 General Transfer Restriction. The Member may transfer its membership interest in the Company (or any portion thereof in accordance with Section 8.2) to any person, subject only to the obligation to obtain any required consents of the holders of any outstanding mortgage indebtedness of the Company. For purposes of this Agreement, a “transfer” includes, but is not limited to, any sale, assignment, gift, exchange, pledge, hypothecation, collateral assignment or creation of any security interest.

8.2 Admission of Additional Members. Additional members of the Company may be admitted to the Company at the direction of the Member only if a new operating agreement or an amendment and restatement of this Agreement is executed.

SECTION 9. DISSOLUTION AND WINDING UP OF THE COMPANY

9.1 Dissolution. The Company will be dissolved on the happening of any of the following events:

9.1.1 Sale, transfer, or other disposition of all or substantially all of the property of the Company;

9.1.2 The written consent of the Member;

9.1.3 By operation of law; or

9.1.4 The death, incompetence, expulsion, or bankruptcy of a Member, or the occurrence of any event that terminates the continued membership of a Member in the Company, unless there are then remaining at least the minimum number of Members required by law and all of the remaining Members, within 120 days after the date of the event, elect to continue the business of the Company.

9.2 Winding Up. On the dissolution of the Company (if the Company is not continued), the Members must take full account of the Company’s assets and liabilities, and the assets will be liquidated as promptly as is consistent with obtaining their fair value, and the proceeds, to the extent sufficient to pay the Company’s obligations with respect to the liquidation, will be applied and distributed, after any gain or loss realized in connection with the liquidation has been allocated in accordance with Section 3 of this Agreement in the following order:

9.2.1 To payment and discharge of the expenses of liquidation and of all the Company’s debts and liabilities to persons or organizations other than the Member;

9.2.2 To the payment and discharge of any Company debts and liabilities owed to the Member.

SECTION 10. GENERAL PROVISIONS

10.1 Amendments. Amendments to this Agreement may be proposed by the Member. A proposed amendment will be adopted and become effective as an amendment only on the written approval of the Member.

10.2 Governing Law. This Agreement and the rights and obligations of the parties under it are governed by and interpreted in accordance with the laws of the State of Indiana (without regard to principles of conflicts of law).

10.3 Entire Agreement; Modification. This Agreement constitutes the entire understanding and agreement between the parties with respect to the subject matter of this Agreement.

10.4 Further Effect. The parties agree to execute other documents reasonably necessary to further effect and evidence the terms of this Agreement, as long as the terms and provisions of the other documents are fully consistent with the terms of this Agreement.

10.5 Severability. If any term or provision of this Agreement is held to be void or unenforceable, that term or provision will be severed from this Agreement, the balance of the Agreement will survive, and the balance of this Agreement will be reasonably construed to carry out the intent of the parties as evidenced by the terms of this Agreement.

10.6 Captions. The captions used in this Agreement are for the convenience of the parties only and will not be interpreted to enlarge, contract, or alter the terms and provisions of this Agreement.

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IN WITNESS WHEREOF, the Member executes this Operating Agreement as of the date and year first above written.

MEMBER:

Atlas Energy Operating Company, LLC

By:	/s/ Richard D. Weber
Richard D. Weber
President and Chief Operating Officer

Listing of Members – Schedule 1

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

FOR ATLAS ENERGY INDIANA, LLC

MEMBER LIST

As of the 6th day of August, 2008, the following is a list of Members of the Company:

Name and Address of Member	Percentage	Initial Contribution
Atlas Energy Operating Company, LLC 1550 Coraopolis Heights Road Moon Township, PA 15108	100%